Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-270284) on Form S-8 of ProSomnus, Inc. of our report dated April 2, 2022, relating to the financial statements of ProSomnus, Inc., appearing in this Annual Report on Form 10-K of ProSomnus, Inc. for the year ended December 31, 2022.

/s/ SingerLewak LLP

San Jose, California

April 14, 2023